Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG ANNOUNCES 25% INCREASE IN ITS QUARTERLY DIVIDEND

New York, NY - June 6, 2007 - The Board of Directors of Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that it has increased its regular quarterly dividend 25% to $0.3125 per share from $0.25 per share on the common stock outstanding. The August dividend of $0.3125 per share will be payable on August 28, 2007 to stockholders of record on August 7, 2007.

Morten Arntzen, President and Chief Executive Officer of OSG, commented, "The Board's decision to increase the dividend was based on our confidence in the long-term outlook of the Company and continued growth of our portfolio of stable cash flows from the International Products, U.S. Flag and Gas business units. Continued investment in each of our four operating units, a recently authorized $200 million share repurchase program and the dividend increase are all ways in which we strive to enhance the value of OSG to our stockholders."

OSG has paid a quarterly dividend to stockholders since 1974 and the dividend was last increased on April 12, 2006.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, Houston, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

Contact: Jennifer L. Schlueter
Vice President Corporate Communications and Investor Relations
OSG Ship Management, Inc.
Telephone: +1 212.578.1634
Email: jschlueter@osg.com

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